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PURCHASE AND SALE AGREEMENT
AND
JOINT ESCROW INSTRUCTIONS

By and Between

HCPI TRUST,
a Maryland real estate investment trust,

“Seller”

and

EMERITUS CORPORATION,
a Washington corporation,

as “Buyer”

TABLE OF CONTENTS

		Page
1	DEFINITIONS	1
2	SALE OF THE PROPERTIES	4
3	ESCROW	4
4	PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE	5
5	CONDITIONS TO CLOSING	6
6	CLOSING OF ESCROW	10
7	TERMINATION	15
8	REPRESENTATIONS AND WARRANTIES	18
9	CERTAIN EVENTS PRIOR TO CLOSING	20
10	POST-CLOSING MATTERS	20
11	BROKERS	21
12	MISCELLANEOUS PROVISIONS	21

EXHIBITS

A	Master Lease
B	Escrow General Provisions
C	Form of Deed
D	Form of Bill of Sale
E	Form of Amendment to Master Lease
F	Release of Claims
G	Purchase Price Allocation

i

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of March __, 2007 (the “Effective Date”), by and between HCPI TRUST, a Maryland real estate investment trust (“Seller”), and EMERITUS CORPORATION, a Washington corporation (“Buyer”), as follows:

RECITALS

A. Seller is the owner of the Properties (as defined below), which are currently leased, together with certain other property, to Buyer and certain Affiliates (as defined below) of Buyer pursuant to the Master Lease (as defined below).

B. Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.  DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.1  1031 Exchange: As defined in Section 6.8.

1.2  Additional Charges: As defined in the Master Lease.

1.3  Additional Rent: As defined in the Master Lease (including Percentage Rent and CPI Rent, as each are defined in the Master Lease).

1.4  Affiliate: As defined in the Master Lease.

1.5  ALTA Survey: As defined in Section 5.1.1.1(c).

1.6  Base Gross Revenues: As defined in the Master Lease.

1.7  Bill of Sale: As defined in Section 6.2.2.

1.8  Cash Security Deposit: As defined in the Master Lease.

1.9  Cash Security Deposit Credit. As defined in Section 4.2.

1.10  Close of Escrow, Closing Date and/or Closing: As defined in Section 6.1.

1.11  Closing Breakpoint: As defined in Section 6.5.2 below.

1.12  Closing Funds: As defined in Section 4.3.

1.13  Condemnation: As defined in the Master Lease.

1.14  Condemnor: As defined in the Master Lease.

1.15  Contingency Period: The period commencing on the Effective Date and expiring on March 15, 2007.

1.16  Cost of Living Index: As defined in the Master Lease.

1.17  Deed: As defined in Section 6.2.1.

1.18  Effective Date: As defined in the preface to this Agreement.

1.19  Escrow Holder: As defined in Section 3.1.

1.20  Event of Default: As defined in the Master Lease.

1.21  Funds: Immediately available funds in the form of cash, wire transfer of funds, or a certified or bank cashier’s check drawn on a reputable financial institution acceptable to Escrow Holder.

1.22  Gross Revenues: As defined in the Master Lease.

1.23  Guarantor: As defined in the Master Lease.

1.24  Hazardous Substance: As defined in the Master Lease.

1.25  Impositions: As defined in the Master Lease.

1.26  Intervening Liens: As defined in Section 5.1.1.1.

1.27  Laws: All applicable governmental laws, codes, ordinances, regulations, judgments, permits, approvals or other requirements.

1.28  Lease Year: As defined in the Master Lease.

1.29  Lessee: As defined in the Master Lease.

1.30  Lessor: As defined in the Master Lease.

1.31  Liabilities: Any claim, liability, loss, cost, action, damage, expense or fees, including but not limited to reasonable attorney’s fees and costs of defense.

1.32  Lien and Litigation Reports: As defined in Section 5.1.1.4.

1.33  Major Loss: shall mean, as to any Property, a casualty loss or damage to such Property or any loss due to a Condemnation which, in either such event, results in a loss of Buyer’s financing for the transactions contemplated hereby.

1.34  Master Lease: That Amended and Restated Master Lease identified on Exhibit “A” attached hereto among Seller and certain Affiliates of Seller, collectively as “Lessor,” and Buyer and certain Affiliates of Buyer, collectively as “Lessee” covering the Properties and certain other property as more particularly described therein, as the same may have been amended or modified from time to time in accordance with the terms thereof .

1.35  Master Lease Amendment: A certain Sixth Amendment to Amended and Restated Master Lease among the Lessor and the Lessee, and consented to by the Guarantor, in the form attached hereto as Exhibit “E”, to be executed and delivered by Lessor, Lessee and Guarantor, on the Closing Date.

1.36  Minimum Rent: As defined in the Master Lease.

1.37  Opening of Escrow: As defined in Section 3.3.

1.38  Organizational Documents: Collectively, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, bylaws, partnership agreement, operating company agreement, trust agreement, statements of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated by this Agreement.

1.39  Outside Closing Date: Subject to extension as provided in the last sentence of Section 5.1.1.1(b) and in Section 6.8 below, March 31, 2007.

1.40  Permitted Exceptions: As defined in Section 5.1.1.1.

1.41  Properties: Collectively, the “Leased Property” as defined in the Master Lease of each of the “Easley, SC (Countryside) Facility,” the “Easley, SC (Summit Place) Facility,” and the “Spartanburg, SC Facility,” less any portion of any which has been taken by reason of any Condemnation or other exercise of the power of eminent domain (each, a “Property”).

1.42  Purchase Price: As defined in Section 4.1.

1.43  Release of Claim: As defined in Section 6.3.2.

1.44  Rent and Charges: All accrued and unpaid Minimum Rent, Additional Rent and any Additional Charges (whether or not billed) payable by the Lessee under the Master Lease with respect to the Properties, through and including the day prior to Closing Date (prorated to the extent applicable for the month during which the Closing occurs).

1.45  Seller’s Legal Costs: Collectively, the legal fees, expenses and disbursements to counsel incurred by Seller in connection with the preparation and negotiation of this Agreement and the Exhibits hereto and the consummation of the transactions contemplated hereunder and thereunder.

1.46  Seller’s Transaction Costs: Collectively, Seller’s Legal Costs and the other fees and expenses of and disbursements made by Seller in connection with the transactions contemplated by this Agreement and the Exhibits hereto, including accountants and other professional fees and travel expenses, excluding, however, any third-party escrow and accommodator costs incurred by Seller and attributable solely to the 1031 Exchange.

1.47  Title Company: Old Republic Title, 2201 Sixth Avenue, Ste. 1110, Seattle, Washington 98121, Attn: Cathrin Weis, Fax No.: (206) 441-1953.

1.48  Title Documents: As defined in Section 5.1.1.1.

1.49  Title Policies: As defined in Section 6.4.

1.50  Title Reports: As defined in Section 5.1.1.1.

2.  SALE OF THE PROPERTIES

Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Properties on the terms and subject to the conditions set forth herein.

3.  ESCROW

3.1  General Instructions. Title Company is also hereby designated as escrow holder (sometimes herein referred to as “Escrow Holder”). Escrow Holder’s Escrow number, Escrow Officer for the transactions contemplated hereby, address for notices and wiring information is set forth below Title Company’s acceptance of this Escrow. Escrow Holder’s general conditions or provisions, which are attached hereto as Exhibit “B” are incorporated by reference herein; provided, however, that in the event of any inconsistency between Exhibit “B” and any of the provisions of this Agreement, the provisions of this Agreement shall control. Buyer and Seller each shall execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with this Agreement. Escrow Holder shall not comply with the unilateral instructions of only one party without the consent of the other party hereto unless otherwise expressly required to do so in this Agreement.

3.2  Tax Reporting Person. For purposes of complying with Internal Revenue Code § 6045(e), as amended effective January 1, 1991, Escrow Holder is hereby designated as the “person responsible for closing the transaction,” and also as the “reporting person” for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as required by law.

3.3  Opening of Escrow. Escrow shall be deemed open when not less than four (4) originals of this Agreement, fully signed by all parties either together or in counterparts, are delivered to Escrow Holder (the “Opening of Escrow”), which shall occur within two (2) business days after execution of this Agreement by Buyer and Seller. Escrow Holder shall immediately notify Buyer, Seller and their respective attorneys in writing of the official date of the Opening of Escrow.

4.  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

4.1  Purchase Price. The purchase price for the Properties shall be Twenty-Eight Million Six Hundred Fifty Thousand Dollars ($28,650,000.00) (the “Purchase Price”). The Purchase Price shall be allocated among the Properties and the various components thereof as set forth on Exhibit “G” attached hereto and incorporated herein by this reference. Such allocation is final and conclusive for all purposes and neither Seller nor Buyer shall use a different allocation, including in any state or federal tax returns filed by such party.

4.2  Cash Security Deposit Credit. Buyer and Seller acknowledge and agree that, as of the Effective Date, the Lessee has deposited with the Lessor pursuant to Article XXI of the Master Lease a Cash Security Deposit in the approximate amount of $5,554,524, of which approximately $1,401,195 is allocable to the Properties. In addition, as of the Effective Date, accrued and unpaid interest on such Cash Security Deposit is approximately $1,925,637. Pursuant to the Master Lease Amendment, the Lessor has agreed the Lessee may cause the Lessor to apply all or a portion of the sum of the following to the Purchase Price payable hereunder: (i) that portion of the Cash Security Deposit allocable to the Properties, plus (ii) all accrued and unpaid interest on the entire Cash Security Deposit as of the Closing Date, plus (iii) up to an additional $1,158,000 of the Cash Security Deposit. The amount of the forgoing that Buyer elects to cause the Lessee to apply towards the Purchase Price shall be referred to herein as the “Cash Security Deposit Credit.” No later than 2:00 p.m., Pacific Standard Time, on the day prior to the Closing Date, Buyer shall cause the Lessee to deliver to the Lessor written instructions as to the amount of Cash Security Deposit Credit, and at the Closing, the Lessor shall deliver outside of Escrow the Cash Security Deposit Credit from the Cash Security Deposit under the Master Lease.

4.3  Closing Funds. No later than 10:00 a.m., Pacific Standard Time, on the Closing Date, Escrow Holder shall calculate and Buyer shall wire Funds into Escrow (using wiring instructions reasonably satisfactory to Escrow Holder) in an amount which, when added to the Cash Security Deposit Credit, shall equal the Purchase Price plus any other sums payable by Buyer hereunder (the “Closing Funds”).

5.  CONDITIONS TO CLOSING

5.1  Buyer’s Conditions.

5.1.1  Contingency Period Conditions. Provided that Buyer is not in breach or default of any provisions of this Agreement, the obligation of Buyer to purchase the Properties shall be subject to satisfaction of each of the conditions set forth in this Section 5.1.1 within the Contingency Period. Seller and Buyer expressly acknowledge and agree that each of the conditions in this Section 5.1.1 is for the benefit of and may be waived only by Buyer as hereinafter provided.

5.1.1.1  Title and Survey Approval.

(a)  Buyer shall have reasonably approved the condition of title to each Property as provided in this Section 5.1.1.1. As soon as practicable following the Opening of Escrow, Buyer shall order and shall cause to be delivered to Buyer and Seller, at Buyer’s sole cost and expense, a current preliminary title report or title commitment for each Property (each, a “Title Report,” and collectively, the “Title Reports”) prepared by Title Company, together with legible copies of all documents (the “Title Documents”) shown on each Title Report as exceptions affecting title to the applicable Property. Buyer shall take title to each Property subject to (collectively, the “Permitted Exceptions”): (a) all matters described in Section 6.4 and (b) all other items shown on the applicable Title Report, excepting only such other items or matters as Buyer disapproves in writing within the time and in the manner provided in Section 5.2.1 below. Buyer shall be deemed to have approved each Title Report and all such other items or matters referenced therein, unless Buyer has delivered written notice of its disapproval thereof within the time and in the manner provided in Section 5.2.1 below and all such matters so deemed approved shall become additional “Permitted Exceptions” hereunder.

(b)  Any liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way, and other matters materially affecting title to any Property which are created or which may appear of record after the date of the applicable Title Report for such Property but before the Closing Date and which are not Permitted Exceptions (collectively, the “Intervening Liens”) shall also be subject to Buyer’s reasonable approval and Buyer shall have until the later of (i) the expiration of the Contingency Period and (ii) five (5) days after notice from Seller or Title Company of any Intervening Lien to submit written reasonable objections thereto in the manner set forth herein. If Buyer fails to submit any such objections in the manner and within the time herein provided then Buyer shall be deemed to have approved the Intervening Lien with respect to such Property and the same shall become an additional “Permitted Exception” hereunder with respect to such Property. If, on the other hand, Buyer makes any such reasonable objection in the manner and within the time herein provided, then the provisions of Section 5.2.2 shall apply with respect to Seller’s right to cure the same and Buyer’s right to terminate the Agreement. The Outside Closing Date will be extended, if necessary, to provide the parties with the time needed to review, object and respond to any Intervening Lien in accordance with the provisions of this Section 5.1.1.1(b) and Section 5.2.2. below.

(c) Buyer shall have received, at Buyer’s sole cost and expense, and reasonably approved an ALTA survey of each Property completed in accordance with the current Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM that meet the requirements of a Class A Survey as defined therein, certified to Buyer, any lender of Buyer, Seller and Title Company as being true and accurate (each, an “ALTA Survey”). As soon as practicable following the Opening of Escrow, Buyer shall order an ALTA Survey of each Property and upon receipt thereof shall furnish copies of the same to Seller. Buyer shall be deemed to have approved each ALTA Survey for a Property unless Buyer has delivered written notice of its disapproval thereof within the time and in the manner provided in Section 5.2.1. For purposes of Buyer’s approval of each ALTA Survey, it is agreed that Buyer shall not be entitled to disapprove any matter disclosed by such ALTA Survey if the same (i) was previously disclosed on the survey of the applicable Property at the time Seller acquired the same or otherwise relates to a Permitted Exception, or (ii) was created or suffered after the date of Seller’s acquisition of such Property either by the Lessee or at the request or with the consent of the Lessee.

5.1.1.2  Approval of Financing. Buyer shall have obtained a satisfactory loan commitment from a lender satisfactory to Buyer in its sole and absolute discretion in order to finance Buyer’s purchase of the Properties (the “Loan Commitment”). Buyer shall be fully and solely responsible for compliance with all lender requirements, and for payment of all fees and charges imposed by Escrow Holder, Title Company, lender or others in connection with such loan. Buyer shall be deemed to have approved the Loan Commitment, unless Buyer has delivered written notice of its disapproval thereof within the time and in the manner provided in Section 5.2.1 below.

5.1.1.3  Phase 1 Environmental Report. Buyer shall have received, at Buyer’s sole cost and expense, and reasonably approved a written Phase 1 environmental assessment for each Property from one or more qualified geotechnical or engineering firms acceptable to and retained by Buyer, concerning the presence, handling, treatment and disposal of Hazardous Substances on, in or under each Property. As soon as practicable following the Opening of Escrow, Buyer shall order such Phase 1 assessments for each Property and upon receipt thereof shall furnish copies of the same to Seller. Buyer shall be deemed to have approved each Phase 1 environmental assessment for a Property unless Buyer has delivered written notice of its reasonable disapproval thereof within the time and in the manner provided in Section 5.2.1.

5.1.1.4  Liens. Buyer shall have received, at Buyer’s sole cost and expense, and reasonably approved UCC, tax lien and judgment search reports on Seller and each of the Properties (the “Lien and Litigation Reports”) from a reputable search firm (e.g., CT Corporation or Prentice-Hall Corporation) showing no liens or judgments affecting any of the Properties created or suffered by reason of any acts or omissions of Seller or any Affiliate thereof. As soon as reasonably practicable following the Opening of Escrow, Buyer shall order such Lien and Litigation Reports, and upon receipt thereof shall furnish copies of the same to Seller. Buyer shall be deemed to have approved the Lien and Litigation Reports unless Buyer has delivered written notice of its disapproval thereof within the time and in the manner provided in Section 5.2.1 below.

5.1.2  Additional Conditions. Provided that Buyer is not in breach or default of any provisions of this Agreement, the obligation of Buyer to purchase the Properties shall also be subject to satisfaction of each of the conditions set forth in this Section 5.1.2 on and as of the Closing Date. Seller and Buyer expressly acknowledge and agree that each of the conditions set forth in this Section 5.1.2 is for the benefit of and may be waived only by Buyer as herein provided.

5.1.2.1  Seller’s Representations and Warranties. Seller’s representations and warranties set forth in Section 8 below shall be true and correct in all material respects on the Closing Date as if made again on the Closing Date.

5.1.2.2  Seller’s Performance. Seller shall have performed all of its obligations under this Agreement which by the terms of this Agreement are required to be performed by Seller as of or prior to the Closing Date.

5.1.2.3  Purchase of All the Properties. The Closing hereunder shall occur simultaneous with respect to all of the Properties.

5.1.2.4  Occurrence of the Closing by the Outside Date. The Closing shall occur on or before the Outside Closing Date.

5.2  Buyer’s Approval, Disapproval or Waiver of Conditions and Seller’s Specific Cure Rights.

5.2.1  Buyer’s Approval, Disapproval or Waiver of Conditions. On or before 5:00 p.m., Pacific Standard Time, on the day the Contingency Period expires, Buyer shall approve, disapprove or waive each of the conditions set forth in Section 5.1.1.1(a), 5.1.1.1(c), 5.1.1.2, 5.1.1.3 and 5.1.1.4 by delivery of a reasonably detailed writing with respect to each such condition to Seller and Escrow Holder, including the specific grounds for disapproval thereof. In addition, prior to Closing Buyer shall notify Seller and Escrow Holder in writing in the event that as of the date of Closing, any of the conditions set forth in Section 5.1.2 have not been satisfied or waived by Buyer; provided, however, that if either of the conditions set forth in Sections 5.1.2.3 or 5.1.2.4 have not been satisfied as a result of any act or omission of Buyer, then Buyer shall not be entitled to disapprove such condition, but rather the same shall, following any applicable notice and cure period pursuant to Section 7.2 below, constitute a default by Buyer hereunder. In the event that Buyer is not entitled to disapprove a condition or Buyer fails to approve, disapprove or waive such condition, if applicable, within the time and in the manner herein specified, then such condition shall be deemed conclusively satisfied or waived by Buyer and thereafter shall not be a condition precedent to the performance by Buyer of its respective obligations hereunder.

5.2.2  Seller’s Cure Rights with Respect to Title and Liens. If Buyer is entitled to and in fact disapproves either of the conditions set forth in Section 5.1.1.1(a), 5.1.1.1(c) or 5.1.1.4 within the time and in the manner provided in Section 5.2.1 above or the condition in Section 5.1.1.1(b) with respect to any Intervening Lien in the manner and within the time therein provided, then Seller shall have until 5:00 p.m., Pacific Standard Time, on the fifth

(5th) day following the date of its receipt of Buyer’s written notice of disapproval thereof in which to investigate the disapproved item and to notify Buyer and Escrow Holder in writing that Seller in its sole discretion either:

(a)  Has cured or will cure the disapproved item prior to the Close of Escrow; or

(b)  Cannot or will not cure the disapproved item. Seller’s inability or failure to elect to cure any item so disapproved within the time and in the manner herein provided shall be deemed to constitute Seller’s election not to cure the same.

5.3  “AS IS” SALE. It is expressly understood and agreed that Buyer is acquiring each of the Properties “AS IS,” in its present state and condition, without any representations or warranties from Seller of any kind whatsoever, either express or implied, except as expressly set forth in Section 8 below. In particular, except as expressly set forth in Section 8 below, Seller makes no representation or warranty respecting the use, condition, title, operation or management of any of the Properties, or compliance with any applicable Laws relating to zoning, subdivision, planning, buildings, fire, safety, earthquake, health or environmental matters, the presence or absence of Hazardous Substances, or compliance with any other covenants, conditions and restrictions (whether or not of record). Buyer represents that it is knowledgeable in real estate matters and is relying upon Buyer’s own investigation and analysis in purchasing each of the Properties, as well as the fact that Buyer or its Affiliate originally sold to Seller and/or developed on behalf of Seller each of the Properties and at all times thereafter have leased and exclusively controlled the same. Buyer further represents that it has had ample opportunity to inspect and has, in fact, made all of the investigations Buyer deems necessary in purchasing each of the Properties. As a result, Buyer hereby expressly waives any notice requirements which may be imposed upon Seller pursuant to § 25359.7 of the California Health & Safety Code or any other similar and applicable Laws. If this Agreement is not terminated but Buyer acquires the Properties as provided herein, Buyer shall have thereby approved all aspects of each of the Properties and this transaction and thereby waives any claim or liability against Seller.

5.4  Seller’s Conditions. Provided that Seller is not in breach or default of any provision of this Agreement, the obligation of Seller to sell the Properties (and each of them) shall be subject to satisfaction of each of the conditions set forth in this Section 5.4. Seller and Buyer expressly acknowledge and agree that each of the conditions set forth in this Section 5.4 is for the benefit of and may be waived only by Seller as in writing.

5.4.1  No Default Under Master Lease. Prior to the Closing, (a) no Event of Default, or event which with notice and/or passage of time would constitute an Event of Default by Lessee under the Master Lease shall have occurred and (b) all Rent and Charges shall be paid as and when due under the Master Lease, through but not including the Closing Date.

5.4.2  Purchase of All Properties. The Closing hereunder shall occur simultaneously with respect to all of the Properties.

5.4.3  Occurrence of Closing by the Outside Closing Date. The Closing shall occur on or before the Outside Closing Date.

5.4.4  Buyer’s Representations and Warranties. Buyer’s representations and warranties set forth in Section 8 below shall be true and correct in all material respects on the Closing Date as if made again on the Closing Date.

5.4.5  Buyer’s Performance. Buyer shall have performed all of its obligations under this Agreement which by the terms of the Agreement are required to be performed by Buyer as of or prior to the Closing Date.

5.5  Seller’s Approval, Disapproval or Waiver of Conditions. Prior to the Closing, Seller shall notify Buyer and Escrow Holder in writing in the event that as of the date of Closing, any of the conditions set forth in Section 5.4 have not been satisfied or waived by Seller; provided, however, that if either of the conditions set forth in Sections 5.4.2 or 5.4.3 have not been satisfied as a result of any act or omission of Seller, then Seller shall not be entitled to disapprove such condition, but rather the same shall, following any applicable notice and cure period pursuant to Section 7.2 below, constitute a default by Seller hereunder. In the event that Seller is not entitled to disapprove a condition or Seller fails to approve, disapprove or waive such condition, if applicable, prior to the Closing, then such condition shall be deemed conclusively satisfied or waived by Seller and thereafter shall not be a condition precedent to the performance by Seller of its respective obligations hereunder.

6.  CLOSING OF ESCROW

6.1  Closing Date. Subject to extension in order to implement the provisions of Sections 5.1.1.1(b) or 6.8, and unless this Agreement has been earlier terminated in accordance with the applicable provisions of Section 7 below, Escrow shall close on the Outside Closing Date; provided, however, that subject to satisfaction or waiver of each of the conditions set forth in Sections 5.1 and 5.4, Buyer shall be entitled to close Escrow prior to the Outside Closing Date upon not less than five (5) days’ notice to Seller and Escrow Holder; provided further, however, that in no event shall the closing occur prior to January 5, 2007. The terms “Close of Escrow” and/or “Closing” are used in this Agreement to mean the time and date the transactions contemplated hereby are closed and title is insured in Buyer’s name in accordance with the provisions of Section 6.4 below, regardless whether the applicable Deed is actually recorded in the land records in which the applicable Property is situated. The term “Closing Date” as used in this Agreement means the date that the Closing occurs.

6.2  Deposits by Seller. At or before 2:00 p.m., Pacific Standard Time, on that date which is not less than one (1) business day before the Close of Escrow, Seller shall deliver to Escrow Holder the following items for handling as described below; provided, that Escrow need not be concerned with the form or content but only with manual delivery of all of the following other than items 6.2.1 and 6.2.3:

6.2.1  Deeds. With respect to each Property, a duly executed and acknowledged deed (each, a “Deed”) conveying the real property comprising such Property to Buyer in the form of (a) Exhibit “C” attached;

6.2.2  Bill of Sale. A duly executed and acknowledged quit claim bill of sale conveying any right, title and interest of Seller in and to any tangible personal property located on or within each Property to Buyer, without warranty except as expressly set forth therein, in the form of attached Exhibit “D” (the “Bill of Sale”);

6.2.3  Master Lease Amendment. The Master Lease Amendment duly executed by the Lessor;

6.2.4  Seller’s Certificate. If any express representation or warranty of Seller set forth in Section 8 hereof needs to be modified due to changes since the Effective Date, a certificate of Seller, dated as of the Closing Date and executed on behalf of Seller by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of any breach of a representation or warranty set forth in Section 8 hereof which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is either expressly permitted under the terms of this Agreement or beyond the reasonable control of Seller to prevent. The occurrence of a change in a representation or warranty which is permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Buyer, constitute the non-fulfillment of the conditions set forth in Section 5.1.2.1 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

6.2.5  Evidence of Authority. Such certificates or documents as may be reasonably required by Escrow Holder in order to cause each Title Policy to be issued and the Close of Escrow to occur; provided, however, that in no event shall Seller be required to execute a so-called owner’s affidavit/indemnity or a mechanics’ lien indemnity with respect to any Property;

6.2.6  Closing Statement. A duly executed and acknowledged counterpart of a joint buyer/seller estimated closing statement to be prepared by Escrow Holder and delivered to Seller and Buyer (the “Closing Statement”); and

6.2.7  Additional Items. Any additional funds and/or instruments, signed and properly acknowledged by Seller, if appropriate, as may be necessary to comply with Seller’s obligations under this Agreement.

6.3  Deposits by Buyer. At or before 10:00 a.m., Pacific Standard Time, on the date of the Close of Escrow, Buyer shall deliver or cause to be delivered to Escrow Holder:

6.3.1  Funds. Immediately available Closing Funds by wire transfer into Escrow Holder’s depository bank account in an amount which, when added to the Cash Security Deposit Credit shall equal the Purchase Price plus all Closing costs, charges or prorations payable by Buyer hereunder, as the same shall be more particularly set forth on the Closing Statement;

6.3.2  Release of Claims: A Release of Claims duly executed by Buyer and the Lessee in the form attached hereto as Exhibit “F” (the “Release of Claims”);

6.3.3  Master Lease Amendment: The Master Lease, duly executed by Buyer and each Affiliate of Buyer as Lessee thereunder, and Guarantor.

6.3.4  Buyer’s Certificate. If any representation or warranty of Buyer set forth in Section 8 hereof needs to be modified due to changes since the Effective Date, a certificate of Buyer addressed to Seller, dated as of the Closing Date and executed on behalf of Buyer by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of any breach of a representation or warranty set forth in Section 8 hereof which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is either expressly permitted under the terms of this Agreement or is beyond the reasonable control of Buyer to prevent. The occurrence of a change in a representation or warranty which is permitted hereunder or is beyond the reasonable control of Buyer to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the conditions set forth in Section 5.4.4 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

6.3.5  Evidence of Authority. Such certificates or documents as may be reasonably required by Escrow Holder in order to cause each Title Policy to be issued and the Close of Escrow to occur;

6.3.6  Closing Statement. A duly executed and acknowledged counterpart of the Closing Statement; and

6.3.7  Additional Items. Any additional Funds and/or instruments, signed and properly acknowledged by Buyer, if appropriate, as may be necessary to comply with Buyer’s obligations under this Agreement.

6.4  Issuance of Title Policies. At the Close of Escrow, Title Company shall be in a position to issue to Buyer, with a copy to Seller, a policy of title insurance with respect to each Property, insuring good and indefeasible title to such Property vested in Buyer as of the Closing Date, free of all encumbrances except: (a) liens for Impositions; (b) those liens or encumbrances which were in effect on the date Seller or Seller’s Affiliate(s) first acquired title to or an interest in the Property; (c) those liens or encumbrances consented to by the Lessee during the term of the Master Lease with respect to the Properties (or the Original Leases, as defined in the Master

Lease with respect to the Properties) or which were created or suffered by Buyer or Lessee prior to the Closing; and (d) all other exceptions shown on the applicable Title Report (or any supplements thereto issued prior to the Closing) or disclosed by the applicable ALTA Survey for such Property and not disapproved by Buyer pursuant to Sections 5.2.1 or 5.1.1.1(b) above. Each policy (a “Title Policy”), when issued, shall:

(i) be in current ALTA extended coverage form;

(ii) include such endorsements as Buyer may reasonably require (subject to availability); and

(iii) be issued in the amount of the Purchase Price allocated to the respective Property pursuant to Exhibit “G” attached hereto.

The cost of each Title Policy and all endorsements thereto shall be borne by Buyer as provided in Section 6.6 below.

6.5  Prorations.

6.5.1  Impositions and Other Expenses. Buyer and Seller acknowledge and agree that the Master Lease is absolutely net to the Lessor, and that the Lessee is solely responsible for any and all Impositions, insurance premiums, utility charges and other expenses incurred in connection with the operation, maintenance and use of the respective Property. Accordingly, Buyer and/or the Lessee shall be solely responsible for all such amounts whether accruing prior to or after the Closing and there shall be no prorations on account thereof between Buyer and Seller hereunder.

6.5.2  Rents. Notwithstanding anything to the contrary herein, all Rents and Charges shall belong to and be paid over to the Lessor by the Lessee, on the Closing Date. Minimum Rent shall be prorated based upon the actual number of days in the month in which the Closing occurs. For purposes of prorating any Additional Rent payable under the Master Lease with respect to the Property, the following shall apply:

(a)  To the extent Additional Rent payable for the then-current Lease Year for any Property is calculated and determined on the basis of a percentage of Gross Revenues in excess of the applicable Base Gross Revenues, such Additional Rent with respect to such Property shall be equal to the applicable percentage of Gross Revenues for such Property for such Lease Year in excess of the applicable Closing Breakpoint. For purposes of the foregoing, the “Closing Breakpoint” shall mean the applicable Base Gross Revenues multiplied by a fraction the numerator of which is the number of days in the current Lease Year for such applicable Property through, but not including the Closing Date, and that the denominator of which is three hundred sixty-five (365).

(b)  To the extent Additional Rent payable for the then-current Lease Year for any Property is calculated and determined on the basis of an increase in the Cost of Living Index, such Additional Rent shall be determined and paid in accordance with the applicable provisions of the Master Lease for the number of days in such Lease Year through, but not including, the Closing Date.

(c)  In the event that the amount of Additional Rent payable under such Lease is subject to either a floor or a ceiling, the amount of such floor or ceiling, as the case may be, shall also be prorated based upon a three hundred sixty-five (365) day year.

(d)  Buyer and Seller shall cooperate to estimate the proration amount for Additional Rent as of the Closing in good faith, and shall submit such amount to Escrow Holder at least one (1) business day prior to the Close of Escrow. In determining such proration amount, Buyer shall be credited with any payments on account of Additional Rent previously paid to the Lessor for the applicable current Lease Year. Within thirty (30) days after the Closing Date, the Lessee shall make a final calculation of Additional Rent up to the Closing for each Property, together with an Officer’s Certificate (as defined in the Master Lease) setting forth the calculation thereof. Buyer shall promptly pay to Seller any deficiency in the payment of Additional Rent for each Property made at the Closing, and Seller shall promptly pay to Buyer the amount of any overpayment of Additional Rent for any Property.

(e)  The obligation to prorate and pay Additional Rent for each Property shall survive the Closing.

6.6  Closing and Transaction Costs.

6.6.1  Upon the Closing, Buyer shall be responsible for:

(a)  any and all state, municipal or other documentary, transfer, stamp, sales, use or similar taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Exhibits hereto, any agreement or commitment described or referred to herein or the transactions contemplated herein together with interest and penalties, if any, thereon;

(b)  all expenses of or related to the issuance of the Title Policy (including the costs of any ALTA Survey required by Buyer and the Title Company), chain of title reports, and all escrow fees and charges;

(c)  the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein;

(d)  Buyer’s legal, accounting and other professional fees and expenses and the cost of all instruments and documents required to be delivered, or to be caused to be delivered, by Buyer hereunder;

(e)  Seller’s Transaction Costs; and

(f)  All other costs and expenses incurred in connection with the transactions contemplated hereunder and the Exhibits hereto.

6.6.2  If the Closing does not occur for any reason other than Seller’s default hereunder, Buyer shall pay all title and Escrow cancellation charges and expenses and shall pay to Seller all of Seller’s Transaction Costs. If the Closing does not occur by reason of Seller’s default hereunder, then in such event Seller shall be solely responsible for Seller’s Transaction Costs and for any title and Escrow cancellation charges and expenses.

6.7  Completion and Distribution of Documents. Escrow Holder shall also undertake the following at or promptly after the Close of Escrow:

6.7.1  If necessary, Escrow Holder is authorized and instructed to insert the date Escrow closes as the date of any documents conveying or terminating interests herein or to become operative as of the Closing Date.

6.7.2  Cause each Deed and any other recordable instrument which the parties so direct to be recorded in the appropriate land records office where the respective property is located; and

6.7.3  Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained.

6.8  Seller’s Election of 1031 Exchange. Seller may elect to sell the Properties to Buyer in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”); provided, however, such 1031 Exchange shall not be a condition to Seller’s obligation to close the transactions contemplated by this Agreement; provided further, however, that Seller shall be entitled, in its sole discretion, to extend the Closing Date (including the Outside Closing Date) for up to ten (10) days by written notice delivered to Buyer and Escrow Holder no less than three (3) days prior to the scheduled Closing Date in order to accommodate such a 1031 Exchange. In the event that Seller shall so elect a 1031 Exchange, Seller shall give written notice to Buyer and Escrow Holder of such election. Buyer shall fully cooperate with any such 1031 Exchange, including executing and delivering additional documents requested or approved by Seller; provided, that Buyer shall not be required to incur any additional Liabilities or financial obligations as a consequence of any of the foregoing exchange transactions. Seller hereby indemnifies and holds Buyer harmless from any Liabilities to which Buyer may be exposed due to any participation by Buyer in such a 1031 Exchange transaction.

7.  TERMINATION

7.1  Early Termination for Failure of Conditions or Major Loss.

7.1.1  Termination by Buyer.

(a)  If Buyer is entitled to and in fact disapproves any of the conditions set forth in Section 5.1.1.1(a), 5.1.1.1(c) or 5.1.1.4 within the time provided in Section 5.2.1 or the condition set forth in Section 5.1.1.1(b) with respect to any Intervening Lien in the manner or within the time therein provided, and Seller notifies Buyer and Escrow Holder that Seller cannot or will not cure such disapproved condition, or if Seller fails to notify Buyer and Escrow Holder that Seller intends to cure such disapproved condition within the time and in the manner provided in Section 5.2.2 above, if at all, then Buyer shall have until 5:00 p.m., Pacific Standard Time, on the fifth (5th) day following (i) its receipt of Seller’s notice or (ii) the date Seller is deemed to have elected not to cure pursuant to Section 5.2.2(b), to notify Seller and Escrow Holder in writing that Buyer in its sole discretion either:

(1) Waives its prior objections to such condition and will proceed to purchase all of the Properties, subject to any then remaining conditions, without any reduction or offset to the Purchase Price; or

(2) Thereby terminates Escrow and this Agreement.

(b)  If Buyer is entitled to and in fact disapproves any of the conditions set forth in Sections 5.1.1.2, 5.1.1.3 or 5.1.2.1 through 5.1.2.4, inclusive, then Escrow and this Agreement shall automatically terminate upon receipt by Seller and Escrow Holder of Buyer’s written notice of disapproval of such condition within the time and in the manner provided in Section 5.2.1; provided, however, that if the failure of (i) the condition set forth in Section 5.1.2.2 results from a breach or default by Seller of its obligations under this Agreement or (ii) the condition set forth in Section 5.1.2.1 results from a breach of an express representation or warranty of Seller pursuant to Section 8 when made, then in lieu of terminating this Agreement and Escrow pursuant to this Section 7.1, Buyer shall be entitled to exercise its rights pursuant to Section 7.2 below.

(c)  In the event of a Major Loss prior to the Closing, Buyer may terminate Escrow and this Agreement by written notice to Seller in accordance with the provisions of Section 9.2 below.

7.1.2  Termination by Seller. If Seller disapproves any of the conditions set forth in Section 5.4 above, then Escrow and this Agreement shall automatically terminate upon receipt by Buyer and Escrow Holder of Seller’s written notice of disapproval thereof at any time prior to the Closing; provided, however, that if the failure of any of the conditions set forth in Sections 5.4.2, 5.4.3, 5.4.4 or 5.4.5 results from a breach or a default by Buyer of its obligations under this Agreement or from a breach of any express representation or warranty of Buyer pursuant to Section 8 when made, then in lieu of terminating this Agreement and Escrow pursuant to this Section 7.1.2, Seller shall be entitled to exercise its remedies pursuant to Section 7.2 below. In addition, notwithstanding the foregoing, the parties acknowledge and agree that the occurrence of any event of the type described in Section 5.4.1(a) above which results in the failure of the conditions set forth therein shall also constitute and be deemed a default by Buyer under this Agreement entitling Seller to exercise its remedies pursuant to Section 7.2 below.

7.1.3  Rights and Obligations Upon Termination for Failure of Conditions. If Escrow and this Agreement are terminated in the manner and within the applicable time period(s) provided pursuant to either Section 7.1.1 or Section 7.1.2 above, (b) all instruments in Escrow shall be returned to the party depositing the same, (c) Buyer shall return all items previously delivered by Seller to Buyer, (d) the provisions of Section 6.6.2 above shall apply and (e) neither party shall have any further rights, obligations or Liabilities whatsoever to the other party concerning the purchase and sale of the Property pursuant to this Agreement, except for those Liabilities which are expressly stated in this Agreement to survive termination.

7.2  Termination by Reason of Default. If the Closing fails to occur when and as provided in Section 6 above by reason of a breach or default (or deemed default as provided in the last sentence of Section 7.1.2 above) of either party of any of its duties, obligations, representations or warranties under this Agreement, then the nondefaulting party may elect, by written notice to the defaulting party and to Escrow Holder, to terminate Escrow and this Agreement. Such termination shall be effective five (5) days after delivery of such notice (the “Effective Termination Date”); provided, that (i) the nondefaulting party has performed or is in a position to perform all obligations on its part to be performed as of the Effective Termination Date other than those obligations which the non-defaulting party is prevented from having performed by reason of the defaulting party’s breach or default; and (ii) the defaulting party has not cured the default and the nondefaulting party has not waived such default by the Effective Termination Date. Except as otherwise provided below in this Section 7.2 and Section 6.6.2 above, Escrow Holder and the parties shall, upon such termination, return all of the other party’s funds and documents then held by them to the party depositing or delivering the same. Thereafter, each of the parties shall be discharged and released from all obligations and Liabilities except as otherwise provided in this Section 7.2 and Section 6.6.2 above and except for those obligations and Liabilities which are expressly intended to survive the termination of this Agreement, including those Liabilities set forth in Section 12.2 below.

7.2.1  Seller’s Damages. If the Closing fails to occur by reason of a breach or default of this Agreement by Buyer, then Seller may either (a) terminate this Agreement as of the Effective Termination Date as provided in Section 7.2 above, in which case Buyer shall be liable for the cancellation and other charges and expenses as provided for in Section 6.6.2 and all of Seller’s Transaction Costs, or (b) enforce specific performance of the obligations of Buyer here-under; provided, however, that any action by Seller to seek such specific performance must be commenced within thirty (30) calendar days of the occurrence of the alleged default by Buyer; provided further, however, that, except as provided in Section 6.2.2 and except for Seller’s Transaction Costs, in no event whatsoever shall Buyer ever have any Liability (whether in law or equity) for damages as a result of a default by Buyer under this Agreement.

7.2.2  Buyer’s Remedies. If the Closing fails to occur by reason of a breach or default of this Agreement by Seller, then Buyer may either (a) terminate this Agreement as of the Effective Termination Date as provided in Section 7.2 above, in which case Seller shall be liable for the cancellation and other charges and expenses provided for in Section 6.6.2, or (b) enforce specific performance of the obligations of Seller here-under; provided, however, that any action by Buyer to seek such specific performance must be commenced within thirty (30) calendar days of the occurrence of the alleged default by Seller; provided further, however, that, except as provided in Section 6.2.2, in no event whatsoever shall Seller ever have any Liability (whether in law or equity) for damages as a result of a default by Seller under this Agreement.

7.3  Relationship to Master Lease. Notwithstanding anything to the contrary in this Agreement, no termination of this Agreement and Escrow by Seller or Buyer regardless of the reason therefor shall affect the rights or obligations of the Lessor or Lessee under the Master

Lease, which Master Lease shall remain in full force and effect (and unmodified by the Master Lease Amendment), following any such termination of this Agreement prior to the Closing.

8.  REPRESENTATIONS AND WARRANTIES

8.1  In General. In addition to any express agreements of either party contained herein, the following constitute representations and warranties by each party to the other, which shall be true and correct as of the date hereof, and the truth and accuracy of such representations and warranties as of the Close of Escrow by each party shall also constitute a condition to the Close of Escrow for the benefit of the party to whom such representations and warranties were made.

8.2  By Each Party. Each party hereto represents and warrants to the other as follows:

8.2.1  Authority. Such party has full power and authority to enter into and comply with the terms of this Agreement, and the individuals executing this Agreement on behalf of such party have actual right and authority to bind that party to the terms of this Agreement.

8.2.2  Binding Effect. No action or consent which has not been obtained is necessary to make this Agreement, and this Agreement and all documents to be executed hereunder are or will be when executed the valid and legally binding obligations of such party, enforceable in accordance with their respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.2.3  No Conflict. The execution and delivery of this Agreement and all other documents to be executed by such party hereunder, compliance with the provisions thereof and hereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) a breach or violation of (i) any Laws applicable to such party now in effect, (ii) the Organizational Documents of such party, (iii) any judgment, order or decree of any governmental authority with jurisdiction binding on such party or (iv) any material agreement or instrument to which such party is a party or by which it is bound.

8.2.4  Patriot Act. To the actual knowledge of such party, such party and its respective Affiliates are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders collecting called the “Orders”). Neither such party nor any of their Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. As used herein, the term “actual knowledge” as it relates to Seller shall mean the actual knowledge (without investigation or the duty to conduct investigation) of Paul Brown and Brian J. Maas and as it relates to Buyer shall mean the actual knowledge (without investigation or the duty to conduct investigation) of Eric Mendelsohn.

8.3  By Seller Only. Seller represents and warrants to Buyer as follows:

8.3.1  Authority of Lessor. The Lessor has full power and authority to execute and deliver the Master Lease Amendment pursuant to the terms of this Agreement and that when so executed and delivered, such Master Lease Amendment shall constitute the valid and binding obligations of the Lessor, enforceable against such Lessor in accordance with its respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.3.2  No Tax Withholding. In accordance with Section 1445 of the Internal Revenue Code and the applicable provisions of the California Revenue and Taxation Code, (a) Seller is not now, and at Closing will not be, a “foreign person,” and (b) Buyer need not withhold tax at the Closing as a result of this transfer. Seller shall deliver a separate nonforeign/residency affidavit, executed by Seller, if reasonably required to do so by Escrow Holder.

8.3.3  Litigation, Etc. To the actual knowledge of Seller (without investigation and without the duty to conduct any investigation), there are no actions, proceedings or investigations pending or threatened against or affecting Seller seeking to enjoin, challenge or collect damages in connection with the transactions contemplated by this Agreement or which would reasonably be expected to materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement or which in any way challenge or affect Seller’s ownership of the Properties, or any of them.

8.4  By Buyer Only. Buyer represents and warrants to Seller as follows:

8.4.1  Authority of Lessees. The Lessee and Guarantor have full power and authority to execute and deliver the documents and instruments required to be delivered by them pursuant to the terms of this Agreement (including the Master Lease Amendment) and that when so executed and delivered, such instruments shall constitute the valid and binding obligations of the Lessee and Guarantor, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.4.2  Litigation, Etc. To the actual knowledge of Buyer (without investigation and without the duty to conduct any investigation), there are no actions, proceedings or investigations pending or to the knowledge of Buyer threatened against or affecting Buyer seeking to enjoin, challenge or collect damages in connection with the transactions contemplated by this Agreement or which would reasonably be expected to materially and adversely affect the ability of Buyer to carry out the transactions contemplated herein.

9.  CERTAIN EVENTS PRIOR TO CLOSING

9.1  Minor Loss. In the event of loss (including a loss due to a Condemnation) or damage to a Property or any portion thereof which is not a Major Loss and which occurs prior to the Closing, this Agreement shall remain in full force and effect, Buyer shall nonetheless proceed to purchase the Properties and consummate this Agreement in accordance with the terms hereof and all insurance proceeds or Condemnation awards payable by reason thereof shall belong to Buyer.

9.2  Major Loss. In the event of a Major Loss which occurs to any Property or portion thereof prior to the Closing, Buyer may by written notice to Seller given within ten (10) days after the occurrence of such Major Loss terminate this Agreement. If Buyer fails to elect to terminate this Agreement by written notice to Seller given within such ten (10) day period following the occurrence of such Major Loss, then Buyer shall be deemed to have elected to proceed with Closing with respect to the Properties, this Agreement shall remain in full force and effect, Buyer shall proceed to purchase the Properties and consummate this Agreement in accordance with the terms hereof and all insurance proceeds or Condemnation awards payable by reason thereof shall belong to Buyer.

9.3  Prompt Notices. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement.

9.4  Satisfaction of Conditions. From and after the Effective Date, each party covenants and agrees with the other to use good faith, commercially reasonable efforts to satisfy or cause to be satisfied all conditions precedent to such party’s obligations hereunder which are in such party’s control or over which such party exercises control.

10.  POST-CLOSING MATTERS

10.1  Confidentiality. Each party shall hold in strict confidence all information received from the other party concerning this transaction and shall not release any such information to third parties (other than attorneys, accountants or other professional consultants, or lenders of the parties) without the prior written consent of the other party unless otherwise required by Law. Buyer and Seller will jointly prepare and issue any and all releases of information to the public relating to the sale of the Properties. Each party will undertake to consult with the other prior to responding to any inquiries made by any third party respecting the transactions contemplated by this Agreement.

10.2  Indemnification by Buyer. In addition to the other indemnities of Buyer contained herein, Buyer shall protect, indemnify, save harmless and defend Seller and its partners, predecessors, successors and assigns, and their respective past, present and future officers, directors, employees, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of the foregoing, from and against all Liabilities, based upon, relating or arising out of the Properties, or any of them, whether accruing before or after the Closing Date, including any Liabilities relating to the presence or existence of Hazardous Substances of any kind, on, under or about the Properties, or any of them, or on adjoining or neighboring property, or arising from any use of the Properties, or any of them; provided, however, the foregoing indemnity shall not extend to any Liabilities which are solely and proximately caused by the gross negligence or willful misconduct of Seller. Payment shall not be condition precedent to enforcement of the foregoing indemnification. The provisions of Section 10.2 shall specifically survive the execution and delivery of this Agreement and the Deeds and the occurrence of the Closing.

11.  BROKERS

Seller and Buyer each represents and warrants to the other that no broker or finder or other real estate agent is entitled to any commission, finder’s fee or other compensation resulting from any action on its part. Each party agrees to indemnify, defend, protect and hold the other party and the Properties harmless against any Liabilities for any broker’s commission or finder’s fee for which it is responsible or which is asserted as a result of its own act or omission in connection with this transaction.

12.  MISCELLANEOUS PROVISIONS

12.1  Assignment; Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective representatives, successors and assigns; provided, however, that Buyer shall not have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow or to appoint a nominee to act as Buyer under this Agreement without obtaining the prior written consent of Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided, however, that without in any way relieving Buyer of any of its duties, covenants or obligations hereunder, upon written notice to Seller given not less than five (5) business days prior to the scheduled Closing Date, Buyer may, without the consent of Seller, assign its rights and obligations hereunder to one or more Affiliates of Buyer. Any attempted assignment in violation of this provision shall be null and void.

12.2  Attorneys’ Fees. In any dispute or action between the parties arising out of this Agreement or the Escrow, or in connection with the Properties, or any of them, the prevailing party shall be entitled to have and recover from the other party its costs and attorneys’ fees related thereto, whether by final judgment or by out of court settlement.

12.3  Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a "notice") must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Seller: Health Care Property Investors, Inc.

    3760 Kilroy Airport Way, Suite 300

    Long Beach, California 90806

    Attn: Legal Department

    Fax: (562) 733-5200

with a Copy to: Latham & Watkins LLP

    650 Town Center Drive, Suite 2000

    Costa Mesa, California 92626-1925

    Attn: David C. Meckler, Esq.

    Fax: (714) 755-8290

If to Buyer: Emeritus Corporation

    3131 Elliott Avenue, Suite 500

    Seattle, Washington 98121

    Phone: (206) 301-4493

    Fax:  (206) 301-4500

    Attn:  Eric Mendelson

with a copy to: Riddell Williams P.S.

    1001 Fourth Avenue, Suite 4500

    Seattle, WA 98154

    Fax: (206) 389-1708

    Attn: David D. Buck, Esq.

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

12.4  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAWS. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF CALIFORNIA AND CONSENT TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW.

12.5  Interpretation. All provisions herein shall be construed in all cases as a whole according to its fair meaning, neither strictly for nor against either Buyer or Seller and without regard for the identity of the party initially preparing this Agreement. Titles and captions are inserted for convenience only and shall not define, limit or construe in any way the scope or intent of this Agreement. References to Sections are to Sections as numbered in this Agreement unless expressly stated otherwise.

12.6  Gender; Joint Obligations. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. If more than one party, trust or other entity is the Buyer hereunder, the obligations of all such parties shall be joint and several.

12.7  No Waiver. A waiver by either party of a breach of any of the covenants, conditions or agreements to be performed by the other party shall be in writing to be effective and no such written waiver shall be construed as a waiver of any succeeding breach of the same or other covenants, conditions or Agreements.

12.8  Modifications. Any alteration, change or modification of or to this Agreement, in order to become effective, must be made in writing and in each instance signed on behalf of each party to be charged.

12.9  Severability. If any term, provision, condition or covenant of this Agreement or its application to any party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

12.10  Survival. The conveyance of the Properties to Buyer shall constitute full performance and discharge of every representation, warranty and covenant and agreement of Seller to be performed hereunder by the Closing, notwithstanding anything herein to the contrary. Thereupon, all representations or warranties, covenants or agreements by either Buyer or Seller contained in this Agreement will terminate and will not survive the Closing, except for the representations and agreements which contemplate performance after Closing such as post-closing matters set forth in Section 10, payment of brokerage fees set forth in Section 11, all matters set forth in this Section 12.10 and the Release of Claims to be executed and delivered by Buyer and the Lessee in favor of Seller at the Closing.

12.11  Merger of Prior Agreements. This Agreement contains the entire understanding between the parties relating to the transaction contemplated by this Agreement. All prior or contemporaneous agreements, understandings, representations and statements, whether direct or indirect, oral or written, are merged into and superseded by this Agreement, and shall be of no further force or effect.

12.12  Time of Essence. Time is of the essence of this Agreement.

12.13  Counterparts. This Agreement may be signed in multiple counterparts which, when duly delivered and taken together, shall constitute a binding Agreement between all parties.

12.14  Exhibits. All exhibits attached to this Agreement are incorporated herein by reference.

12.15  Cooperation of Parties. Each party agrees to sign any other and further instruments and documents and take such other actions as may be reasonably necessary or proper in order to accomplish the intent of this Agreement.

12.16  No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions of this Agreement are intended to be solely for the benefit of the parties hereto, and the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereunder, to any person or entity other than the parties to this Agreement.

12.17  Dates. If, pursuant to this Agreement, any date indicated herein falls on an official United States holiday, or a Saturday or Sunday, the date so indicated shall mean the next business day following such date.

12.18  Property Disclosures. Buyer hereby waives the right to receive and any obligation of Seller to deliver any disclosures applicable to any Property and required by Law; provided, however, if such waiver is permitted by applicable Law, then Buyer shall promptly notify Seller in writing thereof and Seller shall provide, at Buyer’s expense, any such required disclosures as soon as practicable following Seller’s receipt of Buyer’s notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:	HCPI TRUST, a Maryland real estate investment trust

By:/s/ Brian J. Maas

Its: Senior Vice President

BUYER:	EMERITUS CORPORATION,

a Delaware corporation

By: /s/ Eric Mendelsohn

Its: Director of Real Estate and Legal Affairs

ACCEPTANCE BY TITLE COMPANY

Title Company hereby agrees to establish an Escrow and act as the “Escrow Holder” in accordance with the provisions of the Agreement. Title Company further agrees to deliver immediately to Buyer and Seller fully executed copies of the Agreement. Title Company’s Escrow Number and Escrow Officer for the transaction contemplated hereby, address for notices for this Escrow, Escrow Account No. and wiring information is set forth below.

/s/ Cathrin Weis

By: Cathrin Weis

Its: Escrow Officer

Date: _March 15, 2007

Escrow No.:   Emersky -
Emerpark -
Emerville -

Escrow Officer:  Cathrin Weis
Telephone No.: (206) 441-1955
Fax No.: (206) 441-1953

Address for Notices:  2201 6th Avenue
Suite 1110
Seattle, WA 98121

Wiring Information:

Bank:

ABA No.:

Credit to:   Old Republic Title,

Account No.:

Reference:   HCPI/Emeritus
Attention: Cathrin Weiss
Re: HCP/Emeritus

EXHIBIT A

LEASES

That certain Amended and Restated Master Lease dated as of September 18, 2002, as amended by that certain First Amendment to Amended and Restated Master Lease dated August 31, 2003, that certain Second Amendment to Amended and Restated Master Lease dated January 26, 2004, that certain Third Amendment to Amended and Restated Master Lease dated April 22, 2004, that certain Fourth Amendment to Amended and Restated Master Lease dated July 30, 2004, and that certain Fifth Amendment to Amended and Restated Master Lease dated as of December 13, 2005.

A-1

EXHIBIT B

GENERAL ESCROW PROVISIONS

1.
All funds received in this escrow shall be deposited in a separate escrow fund account or accounts of Old Republic Title & Escrow (for the benefit of the parties hereto) with a State or National Bank qualified to do business in the State of Washington, such that each account shall be fully insured at all times by the Federal Deposit Insurance Corporation, to the maximum extent permitted by law. We shall have no obligation to account to you in any manner for the value of, or pay to you any benefit received by us, directly or indirectly, by reason of the deposit of the escrowed funds or the maintenance of such accounts with that bank.

All disbursements shall be made by wire transfer of funds to the account of the applicable party to whom such disbursements are owed as directed by such party. In the absence of written instruction from the party to whom such disbursement is owed naming the banking instruction, bank routing number and appropriate account number for deposit, the disbursement shall be made by check of Title Company. Any commitment made in writing to Title Company by any bank, trust company, insurance company, savings and loan association or other lender to deliver its check or funds into this escrow may, in the sole discretion of Title Company, be treated as the equivalent of a deposit in this escrow of the amount thereof, pursuant to the rules of RCW 48.29.190.

2.
You are authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this escrow and to order to be issued at close of escrow the policy of title insurance as called for in these instructions. Close of escrow shall mean the date instruments are recorded.

3.
All adjustments and prorations shall be made on the basis of a 30-day month. In all acts relating to fire insurance, rents and rental deposits, you shall be fully protected in assuming that the information provided you by the parties to this escrow, or their agent(s), is correct and that insurance premiums have been paid.

4.	[Reserved]

5.
Subject to the provisions of Section 15 below, you are not to be held accountable or liable for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority or rights of any person executing the same. Your duties hereunder shall be limited to the proper handling of such money and the proper safekeeping of such instruments, or other documents received by you as escrow holder, and for the disposition of same in accordance with the written instructions accepted by you in this escrow. The foregoing shall not be deemed or construed to relieve you of any liability resulting from your gross negligence or willful misconduct.

6.
You shall have no responsibility of notifying me or any of the parties to this escrow of any sale, resale, loan, exchange or other transaction involving any property herein described or of any profit realized by any person, firm or corporation in connection therewith, regardless of the fact that such transaction(s) may be handled by you in this escrow or in another escrow.

7.
No notice, demand or change of instruction shall be of any effect in this escrow unless given in writing by all parties affected thereby and except as otherwise specifically provided in the Agreement to which these General Provisions are attached. In the event a demand for the funds on deposit in this escrow is made, not concurred in by all parties hereto, the escrow holder, regardless of who made demand therefor, may elect to do any of the following:

i.	Withhold and stop all further proceeding in, and performance of, this escrow pending a resolution of any conflict by and between the parties hereto; or

ii.
File a suit in interpleader and obtain an order from the court allowing escrow holder to deposit all funds and documents in court and have no further liability hereunder, except for its own negligent or willful misconduct or any breach by escrow holder of any obligations in this Agreement.

8.
If the conditions of this escrow have not been complied with at the time herein provided, you are nevertheless to complete the same as soon as the conditions (except as to time) have been complied with, unless Buyer has made written demand upon you for the return of money and instruments deposited by Buyer.

9.
All parties hereto agree, jointly and severally, to pay on demand, as well as to indemnify and hold you harmless from and against all advances, charges, costs, damages, expenses, including cancellation fees, that are properly chargeable to the undersigned, judgments, attorney’s fees, expenses, obligations and liabilities of any kind or nature which, in good faith, you may incur or sustain in connection with this escrow, whether arising before or subsequent to the close of this escrow, including any and all balance for fees, costs or shortages due in connection with these instructions, except to the extent caused by the negligence or willful misconduct of the escrow holder.

10.
Unless the Agreement otherwise provides or unless otherwise instructed by either Buyer or Seller, you are authorized to furnish copies of these instructions, any supplements or amendments thereto, notices of cancellation and closing statements to the attorneys, real estate broker(s) and lender(s) named in this escrow.

11.	[Reserved]

12.	[Reserved]

13.
Any funds held in escrow which are unclaimed for a period of six (6) months by the parties entitled thereto shall be assessed a service/holding fee of $10.00 each month. Said service/holding fee may be withdrawn from any such funds being held to the extent allowed by law. After three (3) years from the deposit of funds into escrow, any amounts thereafter remaining unclaimed may be escheated to the State of Washington in compliance with the State of Washington’s Unclaimed Property Law and Regulations.

14.
All documents, closing statements, and balances due the parties to this escrow are to be mailed by ordinary mail to said parties at the addresses shown opposite their signatures, unless otherwise instructed.

15.
Notwithstanding the foregoing, if escrow holder is also acting as Title Company under this Agreement, nothing set forth in these General Escrow Provisions shall limit any liability set forth in the Title Policy provided in the Agreement. However, you are not to be responsible or liable for determination that there has been compliance with any matters that are excluded from coverage under the title insurance policy to be issued in conjunction with close of this escrow including, but not limited to, county or municipal ordinances and state, county or municipal subdivision or land division regulations or laws.

16.
For purposes of complying with Internal Revenue Code § 6045(e), as amended effective January 1, 1991, escrow holder is hereby designated as the “person responsible for closing the transaction” and also as the “reporting person,” for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as required by law.

17.	The undersigned acknowledge that escrow holder is relieved of any obligation to order or obtain any of the inspections or reports required by this transaction.

18.	The undersigned acknowledge that escrow is relieved of any obligation to monitor, schedule the timing of, or obtain any party’s compliance with, any of the contingencies required by this transaction.

EXHIBIT C

FORM DEED

STATE OF SOUTH CAROLINA )
)  SPECIAL WARRANTY DEED
COUNTY OF ________________ )

Grantee’s Address:

c/o Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121

KNOW ALL MEN BY THESE PRESENTS, that HCPI TRUST, a Maryland real estate investment trust, hereinafter called “Grantor,” for and in consideration of the sum of __________________________________________ Dollars ($_________.00) paid by EMERITUS CORPORATION, a Delaware corporation, hereinafter called “Grantee,” the receipt of which is hereby acknowledged, granted, bargained, sold and released, and by these presents grant, bargain, sell and release until the Grantee, his/her heirs, successors and assigns:

SEE ATTACHED EXHIBIT “A” FOR
LEGAL DESCRIPTION

TAX MAP NO.:

This conveyance is made subject to all covenants, conditions, restrictions, reservations, rights, rights of way, easements, encumbrances, liens and title matters of record or which would be discovered by an accurate survey or physical inspection of the premises as of the date hereof (the “Permitted Exceptions”).

TOGETHER with all and singular the rights, members, hereditaments and appurtenances to the said premises belonging, or in anywise incident and appertaining.

TO HAVE AND TO HOLD, all and singular the premises before mentioned unto the said Grantee, its heirs, successors and assigns forever.

And, subject to the Permitted Exceptions, the Grantor does hereby bind itself and its heirs, to warrant and forever defend all and singular the said premises until the Grantee, its heirs and assigns against itself and its heirs and against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Grantor, but against none other.

[Signature pages follow]

WITNESS the hand and seal this ___ day of ___________ in the year of our Lord Two Thousand and Seven (2007) in the Two Hundred and Thirty-First (231st) year of Sovereignty and Independence of the United States of America.

Signed, Sealed and Delivered in the Presence of:

Witness No. 1      Name of Witness No. 1

Witness No. 2      Name of Witness No. 2

HCPI TRUST, a Maryland
real estate investment trust

By:
Name:
Its:

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)
On _______________________, 2007 before me, ______________________________, a Notary Public, personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature _____________________________

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT D

FORM OF QUITCLAIM BILL OF SALE

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, HCPI TRUST, a Maryland real estate investment trust (“Seller”) does hereby convey to EMERITUS CORPORATION, a Delaware corporation (“Buyer”), “AS IS” and without warranty of any kind, other than the warranty that Seller has not encumbered the same, all of Seller’s right, title and interest, if any, in and to any tangible personal property located upon the land described on Schedule 1 attached hereto and hereby made a part hereof (the “Land”) or within the improvements located thereon.

TO HAVE AND TO HOLD all of said personal property unto Buyer, its successors and assigns, to its own use forever.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the ____ day of ________, 200_.

Seller:

HCPI TRUST, a Maryland real estate investment trust

By:

Its:

D-1

Schedule 1

LEGAL DESCRIPTION OF LAND

Schedule 1
 Bill of Sale

EXHIBIT E

FORM OF MASTER LEASE AMENDMENT

[See Attached]

E-1

EXHIBIT F

FORM OF RELEASE OF CLAIMS

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, EMERITUS CORPORATION, a Delaware corporation (“Emeritus”) and [name of each Lessee] (collectively with Emeritus, the “Releasors”), and hereby release and forever discharge the “Releasees” hereunder, consisting of HCPI TRUST, a Maryland real estate investment trust (“HCP”) and [name of each Lessor], and each of their predecessors, successors, partners, members and assigns, and its and their past, present and future partners, members, officers, directors, trustees, employees, agents, lenders, representatives, attorneys, and all persons acting by, through, under or in concert with Releasees, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Releasors, or any of them, now has or may hereafter have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof arising out of, based upon or relating to those certain “Properties” described in that certain Purchase and Sale Agreement Joint Escrow Agreement dated as of March ___, 2007, between Emeritus, as “Buyer,” and HCP, as “Seller” (the “Purchase Agreement”), including, without limitation, the condition of the Properties and/or the presence or existence of any Hazardous Substances (as defined in the Purchase Agreement) in, on, under or about the Properties. The execution and delivery of this Release of Claims by Releasors is a condition to the Closing of the transaction contemplated by the Purchase Agreement

EACH RELEASOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

EACH RELEASOR, BEING AWARE OF THIS CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Each Releasor represents and warrants that it has not assigned or transferred any interest in any claim released by this Release of Claims which it may have against the Releasees, or any of them, and each Releasor agrees to indemnify, defend and hold Releasees, and each of them, harmless from and against any liabilities, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery thereunder by the Releasees.

Each Releasor agrees that if it hereafter commences any suit arising out of, based upon, or relating to, or in any manner asserts against Releasees, or any of them, any of the claims or obligations released in this Release of Claims, such Releasor shall pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to such suit or claim.

Each Releasor further understands and agrees that the execution of this Release of Claims shall not constitute or be construed as an admission of any obligation of, or of the validity of any claim whatsoever by, the Releasees, or any of them, who have each consistently taken the position that they have no obligation whatsoever to such Releasor.

Notwithstanding the date of execution of this Release of Claims, this Release of Claims shall be and become effective only at the time of Closing (as defined in the Purchase Agreement).

IN WITNESS WHEREOF, the undersigned Releasors have executed this Release of Claims as of the ____ day of ___________, 200__.

“Releasors” EMERITUS CORPORATION, a Delaware corporation By: Title:
, a By: Title:
, a By: Title:

, a By: Title:

EXHIBIT G

PURCHASE PRICE ALLOCATION

G-1